Exhibit 10.44

FORM OF CASH UNIT AWARD AGREEMENT

THIS CASH UNIT AWARD AGREEMENT (the “Agreement”) is made between EVERCORE PARTNERS INC. (the “Company”) and                     (the “Participant”).

WHEREAS, the Company has determined that the Participant will receive an annual bonus (the “Bonus”);

WHEREAS, the payment of a portion of the Bonus is subject to the Participant’s continued employment with the Company; and

WHEREAS, this portion of the Bonus will be credited to a bookkeeping account in the Participant’s name, notionally invested in one or more investment alternatives designated by the Participant and, as adjusted to reflect the results of such investment, distributed to the Participant upon the completion of the requisite service period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Creation of Bookkeeping Account. Effective February 15, 2012 (the “Effective Date”), the Company will establish a bookkeeping account in the Participant’s name (the “Account”). The Company will credit to the Account an amount equal to [$        ], which amount will thereafter be subject to adjustment in accordance with Section 2, below.

2. Investment of Account Balance.

(a) The balance of the Account, as adjusted in accordance with the remainder of this Section 2 (the “Account Balance”), will be adjusted to track a hypothetical investment of equal amount, invested as of the Effective Date, in the investment funds the Participant specifies via the [administrator’s website]. At any time a valid investment fund election is not in effect, the Account Balance will be invested in [name of fund] or such other default fund as the Company may specify from time to time. Therefore, following the Effective Date and until the date on which all amounts in the Account have been paid to the Participant or forfeited, the Account Balance will be adjusted to reflect income, gains, losses and dividends and distributions (which will be deemed reinvested in the distributing fund) attributable to the deemed investments and to reflect payments in respect of portions of the Account Balance that have become vested in accordance with Section 3, below.

(b) A link to prospectuses for all the available investment funds can be found at the [administrator’s website]. The Participant acknowledges that he or she has access to these materials and will review them prior to selecting funds for the deemed investment of his or her Account Balance.

(c) Prior to complete vesting or forfeiture of the Account Balance, the Participant will have two opportunities each year, in such manner and at such intervals as the Company will establish, to re-designate the investment fund(s) in which the Account Balance is deemed invested. For this purpose, the Participant may choose from any of the investment alternatives that the Company makes available as of the date of redesignation.

3. Vesting and Distribution of Account Balance.

(a) Unless otherwise provided herein, and subject to the Participant remaining in continuous service with the Company through the relevant Vesting Event (as hereinafter defined), the Participant will become vested in the Account Balance as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i) 25% of the then-current Account Balance will become vested on the first anniversary of the Effective Date;

(ii) 33% of the then-current Account Balance will become vested on the second anniversary of the Effective Date;

(iii) 50% of the then-current Account Balance will become vested on the third anniversary of the Effective Date;

(iv) 100% of the then-current Account Balance will become vested on the fourth anniversary of the Effective Date; and

(v) any otherwise unvested portion of the then-current Account Balance will become 100% vested upon (A) the occurrence of a Change in Control, (B) the Participant’s death, (C) the Participant’s Disability, (D) the termination of the Participant’s service by the Company without Cause (as defined below) or (E) the Participant becoming eligible for a Qualifying Retirement (as defined below).

(b) Subject to Sections 3(c) and 3(d), any portion of the Account Balance that becomes vested will be paid to the Participant in cash within two and one-half months following the applicable Vesting Event. To the extent and in the manner permitted by the Company, the Participant may elect the investment funds from which the vested portion of the Account Balance is deemed distributed. All amounts distributable to the Participant will be subject to withholding for applicable taxes.

(c) Any portion of the Account Balance that becomes vested as the result of a Vesting Event described in Section 3(a)(v)(D)(termination without Cause) will be delivered by the Company to the Participant (following satisfaction of applicable tax withholding requirements) on the earlier of (i) the date such amount would otherwise have vested (but for a cessation of the Participant’s service) under Sections 3(a)(i)-(iv)(anniversaries of the Effective Date), 3(a)(v)(A)(Change in Control), 3(a)(v)(B)(death) or 3(a)(v)(C)(Disability), as applicable, or (ii) March 15th of the year following the year of such termination; provided in each case that, within 45 days following such termination, the Participant has executed a general release of claims against the Company and its Affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. If the Participant has failed to timely satisfy the release requirements described in the preceding sentence, any portion of the Account Balance vesting under Section 3(a)(v)(D) will be forfeited and the Participant will have no further rights hereunder.

(d) Any portion of the Account Balance that becomes vested as the result of a Vesting Event described in Section 3(a)(v)(E)(the Participant becoming eligible for a Qualifying Retirement) will, net of required tax withholdings, be held in escrow by the Company and will be released from escrow and delivered to the Participant promptly following the earliest of: (i) the Participant’s death, (ii) the Participant’s Disability, and (iii) (A) the first anniversary of the date of the Participant’s cessation of service, if such amount would otherwise have vested prior to such anniversary pursuant to Sections 3(a)(i)-(iv)(anniversaries of the Effective Date) or 3(a)(v)(A)(Change in Control), or (B) the date such amount would otherwise have vested pursuant to Sections 3(a)(i)-(iv) or 3(a)(v)(A), if such date is after the first anniversary of the Participant’s cessation of service; provided that, in any case, no forfeiture of such amount is required pursuant to Section 9. While any amounts are held in escrow, the Company will hold those amounts separate from its own assets and will invest those amounts in a manner consistent with the directions provided under Section 2, above. If the Company determines that a forfeiture is required pursuant to Section 9, below, it will notify the Participant.

(e) Upon cessation of the Participant’s service with the Company for any reason other than death, Disability, Qualifying Retirement or termination by the Company without Cause, any unvested portion of the then-current Account Balance will immediately and automatically be forfeited, and the Participant will have no further rights in respect thereof.

(f) In the event of the death of the Participant, the distribution of the Account Balance under this Section 3 will be made in accordance with the written beneficiary designation on file with the Company; provided, however, that, in the absence of any such written beneficiary designation, the distribution of the Account Balance will be made to the Participant’s estate. A form of beneficiary designation is attached hereto as Exhibit A.

(g) For purposes of this Agreement, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

(h) Definitions. For purposes of this Agreement, the following definitions will apply:

1) “Cause” means (i) the Participant’s material breach of any of the Restrictive Covenants (as defined below), any published policy of the Company or its Affiliates applicable to the Participant, including the Company’s or any of its Affiliates’ Code of Ethics; (ii) any act or omission by the Participant that causes the Participant, the Company or any of the Company’s Affiliates to be in violation of any law, rule or regulation related to the business of the Company or its Affiliates, or any rule of any exchange or association of which the Company or its Affiliates is a member, which, in any such case, would make the Participant, the Company or any of the Company’s Affiliates subject to being enjoined, suspended, barred or otherwise disciplined; (iii) the Participant’s conviction of, or plea of guilty or no contest to, any felony; (iv) the Participant’s participation in any fraud or embezzlement; (v) gross negligence, willful misconduct by the Participant in the course of employment or the Participant’s deliberate and unreasonably continuous disregard of his or her material duties; or (vi) the Participant’s committing to, or engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates which, in any such case, has a material adverse effect on the Company; provided, however, that in the case of clauses (i), (ii), (v) and (vi), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of the Company’s CEO), shall have been cured within ten business days after the Company provides the Participant with written notice thereof.

2) “Qualifying Retirement.” A Participant will be eligible for a Qualifying Retirement once he or she has satisfied the following conditions: (i) the sum of the Participant’s age plus completed years of continuous service with the Company is greater than 65; (ii) the Participant is at least age 55 and has completed at least 5 years of continuous service with the Company; and (iii) the Participant has completed one year of service with the Company after providing the Company with written notice of his or her intent to retire (which notice may not be provided earlier than one year prior to the satisfaction of the conditions stated above in clauses (i) and (ii)).

4. Tax Consequences. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s tax liability in connection with the creation of the Account or the deemed investment or distribution of the Account Balance. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

5. Nature of Company’s Obligation.

(a) The Company’s sole obligation hereunder is to pay to the Participant an amount in cash equal to the vested portion of the Account Balance in accordance with Section 3. This obligation is purely contractual and should not be construed as creating a trust or any fiduciary relationship.

(b) It is the Company’s intention that this arrangement be unfunded for U.S. federal income tax purposes. Accordingly, the rights of the Participant under this Agreement will be no greater than those of an unsecured general creditor of the Company.

(c) This Agreement does not require the Company to segregate or maintain any asset or otherwise fund the obligation created hereunder, nor will anything herein be construed to give the Participant a right to any specific asset of the Company.

(d) No right to receive payment under this Agreement will be transferable or assignable by the Participant, or subject to anticipation, alienation, sale, pledge, encumbrance, attachment or garnishment by creditors of the Participant.

6. Representations and Warranties. By executing this Agreement, the Participant hereby represents, warrants, covenants, acknowledges and/or agrees that:

(a) The investment funds are not sponsored, promoted, endorsed, sold or issued by the Company, and the financial performance of the investment funds should not be expected to track the performance of the Company’s common stock;

(b) The Company makes no representation or warranty, express or implied, with respect to the performance of the investment funds at any time, and the Participant should review the prospectuses and other offering memoranda provided by the relevant fund managers before deciding how to direct the deemed investment of his or her Account Balance; and

(c) The Company has no obligation or liability in connection with the administration, marketing or trading of the investment funds.

7. Electronic Delivery of Documents. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement. For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

8. No Right to Continued Employment. This Agreement will not be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under this Agreement, except as otherwise expressly provided herein.

9. Restrictive Covenants.

(a) The Participant acknowledges that he or she has agreed to be bound by certain restrictive covenants which apply during the Participant’s service to the Company and following the cessation of that service for any reason (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). The Participant hereby reaffirms his or her agreement to the Restrictive Covenants and certifies that he or she is in compliance with the terms and conditions of the Restrictive Covenants. Upon or in anticipation of any payment hereunder, the Participant agrees that, if requested, he or she will again certify in a manner acceptable to the Company that he or she continues to be in compliance with the Restrictive Covenants.

(b) If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any undistributed Account Balance (even if otherwise vested).

(c) Similarly, if the Participant’s service with the Company terminates as a result of a Qualifying Retirement and, within 12 months following such retirement, the Participant engages in conduct that violates the Restrictive Covenants (or that would have violated the Restrictive Covenants, but for any prior expiration of the otherwise applicable restricted period), the Participant will immediately and automatically forfeit (i) any undistributed Account Balance (even if otherwise vested), and (ii) any amounts held in the escrow described above in Section 3(d). The Participant agrees that the remedies contained in this paragraph are reasonable and further agrees not to challenge the enforceability of this section.

(d) The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.

10. General.

(a) Capitalized terms used but not defined herein will have the meanings defined in the Company’s 2006 Stock Incentive Plan.

(b) If an amount becomes payable to the Participant hereunder and, at that time, an amount is currently payable by the Participant to the Company or any of its Affiliates, the Company will offset the amount owed to the Participant hereunder by the amount of the Participant’s then current obligation to the Company and/or its Affiliates.

(c) This Agreement represents the entire agreement between the parties regarding the matters herein discussed and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to those matters. This Agreement may only be modified or amended in a writing signed by both parties.

(d) Neither this Agreement nor any rights or interest hereunder will be assignable by the Participant, his or her beneficiaries or legal representatives, and any purported assignment will be null and void.

(e) Either party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

(f) This Agreement will be governed by, and enforced in accordance with, the laws of the State of New York, without regard to the application of the principles of conflicts or choice of laws.

(g) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative on the date below indicated.

EVERCORE PARTNERS INC.

By:

Date:

[EVERCORE PARTNERS INC. SIGNATURE PAGE TO

CASH UNIT AWARD AGREEMENT]

IN WITNESS WHEREOF, the Participant has executed this Agreement on the date below indicated.

PARTICIPANT

By:

Date:

[PARTICIPANT SIGNATURE PAGE TO

CASH UNIT AWARD AGREEMENT]

Exhibit A

CASH UNIT AWARD AGREEMENT

Designation or Change of Beneficiary

TO: Evercore Partners Inc.:

I,                                                                                                               , hereby designate the following person(s) or

                                                         (Please Print)

entity(ies) as beneficiary(ies) of any and all payments which may be made with respect to any amount due to me under the Cash Unit Award granted to me by Evercore Partners Inc. on February 15, 2012, by reason of my death:

Primary Beneficiary Designation

Primary Beneficiary No. 1:

Name:                                                                                           Percentage Interest                     %

Address:

Relationship:                                                                       Social Security No:

Primary Beneficiary No. 2:

Name:                                                                                           Percentage Interest                     %

Address:

Relationship:                                                                       Social Security No:

If more than one primary beneficiary has been named, specify whether the surviving beneficiary’s percentage of your payment is to be increased if the other beneficiary dies or ceases to exist (check one):

Primary Beneficiary No. 1: Yes, it is to be increased to % No, it is not to be increased.	Primary Beneficiary No. 2: Yes, it is to be increased to % No, it is not to be increased.

If you checked “Yes” in either of the boxes above but entered less than 100%, or if you checked “No”, or if you checked only one primary beneficiary, specify who is to receive the balance of the deceased primary beneficiary’s share below:

Secondary Beneficiary Designation

Secondary Beneficiary No. 1:

Name:                                                                                           Percentage Interest                    %

Address:

Relationship:                                                                  Social Security No.

Secondary Beneficiary No.2:

Name:                                                                                           Percentage Interest                    %

Address:

Relationship:                                                                  Social Security No.

If any of the named beneficiaries is a trust, is the trust under your will? Yes                No

If the trust(s) is not under your will, but under an agreement or deed of trust, list the date on which such deed or agreement was executed and the name and address of the trustee(s):

I understand that if I fail to designate a beneficiary, or if no designated beneficiary survives me, any and all payments which may be made with respect to my interest under the Cash Unit Award Agreement by reason of my death shall be paid to my estate.

This designation supersedes any and all prior designations and shall be effective until such time as it is superseded by a subsequent designation or revoked. This designation shall be effective only after receipt by Evercore Partners Inc.

Participant

Social Security No.

Dated: , 20

Received by: